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                                                                   Exhibit 99.1
FOR IMMEDIATE RELEASE

Key Components Reports first quarter 2003 results

Tarrytown, N.Y. - May 14, 2003 - Key Components, LLC (CUSIP No. 9859Z US) ("Key Components", "KCI" or "the Company"), a leading manufacturer of custom-engineered essential componentry, today reported results for the three months ended March 31, 2003.

                                                       Q1
                               ------------------------------------------------
($ in thousands)                  2003          2002                Change
-----------------------        --------      --------       -------------------
Net Sales                      $ 48,837      $ 46,619       $  2,218       4.8%

Gross Profit                   $ 17,550      $ 16,904            646       3.8%

Operating Income                  7,360         7,212            148       2.1%

EBITDA                            8,522         8,479             43       0.5%

Net Income (Loss)              $  2,404      $ (6,095)      $  8,499     139.4%


Note: Financial results presented in this table should be read in conjuntion with the footnote text and financial table at the end of this press release.


Key Components reported revenues for the three months ended March 31, 2003 ("Quarter 2003") of approximately $48.8 million as compared to approximately $46.6 million for the three months ended March 31, 2002 ("Quarter 2002"). Gross profit for the Quarter 2003 increased by approximately $646,000, or 3.8%, to approximately $17.6 million for the Quarter 2003 from approximately $16.9 million for the Quarter 2002. The growth in gross profit is a result of an increase in sales due to new product introductions as well as acquisition growth, offset by unfavorable product sales mix and acquisition related costs.

EBITDA for the Quarter 2003 was approximately $8.5 million, representing a 0.5% increase compared to the Quarter 2002. The improvement in EBITDA for the Quarter 2003 resulted primarily from the increase in net sales. SG&A expenses for the Quarter 2003 increased approximately $391,000, or 4.1%, from approximately $9.6 million for the Quarter 2002, to approximately $10.0 million for the Quarter 2003.

In March 2003, the Company acquired the mechanical components product line of Arens Controls Company, LLC for approximately $4.4 million. The product line is a leading provider of mechanical push-pull control solutions and presents a strong synergistic fit with the Company's flexible shaft product line. The acquired product line's annual revenues are approximately $7.0 million.

The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The product offerings of the electrical components business ("EC") include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers; high-voltage utility switches, and transformer and power distribution products. The product offerings of the mechanical engineered components business ("MEC") consist primarily of medium security lock products and accessories, flexible shaft and remote valve control components, and turbocharger actuators and related components.


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The Company evaluates its operating segments' performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

Key highlights from the Company's two businesses include:

EC Business

The EC business experienced a 2.6% decline in net sales from approximately $30.2 million for the Quarter 2002 to approximately $29.4 million for the Quarter 2003. However, gross profit for the EC business increased by 2.5% for the Quarter 2003 as compared to the Quarter 2002. Gross margin of the EC business improved as a result of changes in product sales mix and continued focus on cost efficiencies in response to the economic environment experienced throughout the last two years. As a result of the margin improvement, EBITDA increased approximately $115,000, or 2.3%, from approximately $5.1 million for the Quarter 2002 to approximately $5.2 million for the Quarter 2003.

MEC Business

The MEC business reported net sales for the Quarter 2003 of approximately $19.4 million versus approximately $16.4 million for the Quarter 2002. EBITDA declined by approximately 8.4% to approximately $4.1 million for the Quarter 2003, from $4.4 million for the Quarter 2002. This decline is primarily attributable to the Company's lock product line whose markets continue to experience weak demand, as well as certain acquisition related costs.

Commenting on the Company's results, Robert B. Kay, President of Key Components, said, "We are pleased with our results in the first quarter where KCI has demonstrated its continued ability to maintain and expand our market positions. Notwithstanding the continued challenges of the economic environment, compounded by the impacts of SARS and the war in Iraq, we were able to achieve top and bottom line growth. This growth was achieved through the combination of new product introduction and the continued benefits from our cost rationalization program.



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Fueled by some notable new product introductions, KCI was able to grow EBITDA in the first quarter by 15.2% excluding the lock product line. The end markets for our lock product line continue to be challenged and the Company is making progress with our relocation of the manufacturing of lock products to our Mexico facility established in 2002. While we are uncertain as to the timing of a rebound in the end markets for our lock products, we remain on target and have begun to realize the benefits of our shift of production offshore.

Another positive achievement for KCI was the consummation of the acquisition of a control cable business in March. This fold-in acquisition will have many benefits to our company. Upon the successful integration of this business into our Binghamton, New York plant, this acquisition will be highly accretive to our financial profile. Further, this product line expansion has the strategic benefit of broadening our flexible shaft product line's offerings to its existing customer base. We expect this acquisition to be fully integrated into our existing operation in the third quarter of this year. "

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. Operating through well known subsidiary companies with established brand names including Marinco, AFI, Guest Products, Turner Electric, Acme Electric, B.W. Elliott Mfg., Gits Mfg. Co., Hudson Lock and ESP Lock Products, the Company targets original equipment manufacturer ("OEM") markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among other things, risks associated with consumer acceptance of the Company's product lines, risks associated with the introduction of new applications, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.


Key Components is an affiliate of Kelso & Co. of New York, New York and Millbrook Capital Management, Inc. of Millbrook, New York, both investment firms specializing in acquisitions and management services.


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Key Components' Q1 2003 Earnings conference call is scheduled for Friday, May
16, 2003, 10:00AM EST. Interested parties may dial-in at (877) 531-2987 to participate, or access a recording of the call by dialing (800) 475-6701, access code 684835.


For further information, please contact:
Company:                                    Investor Relations:
Robert B. Kay                               John Nesbett/Karen Pisciotta
President                                   Lippert/Heilshorn & Associates
                                            (212) 838-3777
Keith A. McGowan                            jgn@lhai.com/kpisciotta@lhai.com
Chief Financial Officer
(914) 332-8088


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EBITDA is not based on accounting principles generally accepted in the United
States of America, however, is presented to explain the impact of certain items and to provide a measure of the Company's operating performance in a way that management believes is commonly used by investors and financial analysts to analyze and compare companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles. In computation of the financial maintenance covenants under the Company's credit facility, the Company adjusts EBITDA for certain changes as defined in the agreement. The reconciliation from EBITDA to Net income is set forth below.


                        Selected Balance Sheet Highlights

($ in thousands)          March 31, 2003      December 31, 2002
----------------          --------------      -----------------
Total Assets                $ 201,905            $ 192,714
Net Debt                      144,759              141,408
Member's Equity                27,348               25,044
Total Liabilities
and Equity                  $ 201,905            $ 192,714

Note: The Company defines Net Debt as total outstanding debt including Letters of Credit less cash.


                       Select Income Statement Highlights

                                                           Q1
                                       -----------------------------------------
($ in thousands)                          2003      2002             Change
----------------------------------     --------   --------    ------------------
Net Sales                              $ 48,837   $ 46,619    $  2,218      4.8%
Cost of Goods Sold                       31,287     29,715       1,572      5.3%
                                       --------   --------    --------    -----
Gross Profit                             17,550     16,904         646      3.8%

SG&A Expense                              9,973      9,582         391      4.1%
Other                                       217        110         107     97.3%
                                       --------   --------    --------    -----
Operating Income                       $  7,360   $  7,212    $    148      2.1%
                                       ========   ========    ========    =====
EBITDA                                 $  8,522   $  8,479    $     43      0.5%

Depreciation & Amortization Expense       1,162      1,267        (105)    -8.3%


Interest Expense                          3,143      3,410        (267)    -7.8%
                                       --------   --------    --------    -----
Income before Income Taxes             $  4,217   $  3,802    $    415     10.9%


Provision for Income Taxes                1,813      1,740          73      4.2%
                                       --------   --------    --------    -----

Income before Cumulative Adj
for Change in Accounting
Principle                              $  2,404      2,062         342     16.6%

Cumulative Adjustment for
Change in Accounting
Principle                                   $ -   $ (8,157)   $  8,157    100.0%
                                       --------   --------    --------    -----
Net Income (Loss)                      $  2,404   $ (6,095)   $  8,499    139.4%
                                       ========   ========    ========    =====

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